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                                                                     EXHIBIT 5.1


                    [BLANCHARD, KRASNER & FRENCH LETTERHEAD]



                                  June 2, 2000


PLANET POLYMER TECHNOLOGIES, INC.
9985 Businesspark Avenue
San Diego, CA  92131

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Planet Polymer Technologies, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering up to 500,000 shares of the Company's Common Stock, no par value (the "Shares"), pursuant to the Company's 2000 Stock Incentive Plan (the "Plan").

        In connection with this opinion, we have examined the Registration Statement, your Restated Articles of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with: (i) the Registration Statement; and (ii) the Plan will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ ROBERT W. BLANCHARD

                                   for BLANCHARD, KRASNER & FRENCH